Exhibit 2 (ii)

ARTICLES OF MERGER

Pursuant to the provisions of the Washington Business Corporation Act, Chapter 23B.11.RCW, and the Nevada Revised Statutes, Chapter 92A, the undersigned corporations hereby submit the following Articles of Merger for filing for the purpose of merging Metaline Mining & Leasing Company, a Washington corporation (Metaline), into HuntMountain Resources, a Nevada corporation (HuntMountain).

ARTICLE I

The Plan of Merger of Metaline into HuntMountain is attached as Exhibit A.

ARTICLE II

1.

The Plan of Merger has been adopted by the Boards of Directors of both Metaline and HuntMountain.

2.

The Plan of Merger was duly approved by the shareholders of Metaline pursuant to Washington Business Corporation Act, Chapter 23B.11.RCW. There were 15,000,000 shares of Common Stock issued and outstanding and entitled to vote on the Plan of Merger. No other voting groups were entitled to vote separately on the Plan of Merger. The vote of shareholders was 10,729,412 shares (71.5%) voting “For”, 0 (0%) shares voting “Against” and 0 (0%) shares voting “Abstain”.

3.

The Plan of Merger was approved by the unanimous consent of the shareholders of HuntMountain Resources.

DATED this 1st day of August, 2005.

Metaline Mining & Leasing Company,

HuntMountain Resources,

a Washington corporation

a Nevada corporation

            /s/ Tim Hunt

         /s/ Tim Hunt

By _____________________________

By _______________________________

Tim Hunt, President

Tim Hunt, President